Exhibit (d)(2)(e)

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (“Agreement”), effective as of October 1, 2011, is made by and between Manning & Napier Advisors, Inc. (“Assignor”), Manning & Napier Advisors, LLC (“Assignee”) and Manning & Napier Fund, Inc. (the “Company”) with reference to the following Recitals.

a.	Assignor serves as the investment adviser to the portfolios of the Company pursuant to an investment advisory agreement between the Assignor and the Company dated December 17, 2007 (the “Advisory Agreement”);

b.	Assignor has agreed to assign all of its rights and delegate all of its obligations (the “Assignment”) for the agreements listed in Schedule A, attached hereto and made a part hereof, (collectively, the “Assigned Agreements”) to Assignee, as of the date first set forth above;

c.	Assignee has agreed, that at the time of the Assignment, to assume all rights and obligations of Assignor for the Assigned Agreements; and

d.	The Assignment does not constitute an assignment as that term is defined in Section 2(a)(4) of the Investment Company Act of 1940, as amended (the “1940 Act”).

NOW THEREFORE, in consideration of the terms and conditions of this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

a.	Assignor hereby grants, sells, conveys, transfers and delivers to Assignee all of Assignor’s right, title and interest in and for the Assigned Agreements.

b.	Assignee hereby assumes and agrees to perform or to pay or discharge the obligations and liabilities of Assignor described in the Assigned Agreements and agrees to be liable to the Company for any default or breach of the Assigned Agreements to the extent the default or breach occurs on or after the effective date of this Agreement.

c.	Company hereby releases Assignor from its liabilities and obligations under the Assigned Agreements on or after the effective date of this Agreement and any liability or responsibility for (i) breach of the Assigned Agreements by Assignee, or (ii) demands and claims made against the Company for damages, losses or expenses incurred by the Company on or after the effective date of this Agreement, except to the extent such demands, claims, losses, damages or expenses arise out of or result from an act or omission of Assignor prior to the date of this Agreement.

d.	This Agreement is not a waiver or estoppel with respect to any rights the Company may have by reason of the past performance or failure to perform by Assignor.

e.	Except as provided herein, this Agreement shall not alter or modify the terms or conditions of the Assigned Agreements.

f.	This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the respective parties. It is hereby acknowledged that the Company retains all of its rights under the Assigned Agreements. This Agreement shall be governed and interpreted in accordance with the law of the State of Maryland without giving effect to the conflicts of law principles thereof.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed as of October 1, 2011.

Manning & Napier Advisors, Inc.		Manning & Napier Advisors, LLC

By:	/s/ Michelle Thomas	By:	/s/ Kathryn Maurer

Title:	Corporate Secretary	Title:	Authorized Signatory

Manning & Napier Fund, Inc.

By:	/s/ B. Reuben Auspitz

Title:	President

Schedule A

Amended and Restated Compensation Reimbursement Agreement

Amended and Restated Expense Limitation Agreement (10/31 Series)

Amended and Restated Expense Limitation Agreement (12/31 Series)

Amended and Restated Expense Limitation Agreement (Targets)

Expense Limitation Agreement (Emerging Markets Series and Inflation Focus Equity Series)

Joint Insured Bond Agreement

License Agreement

Master Services Agreement

Shareholder Services Agreement